                                                                   EXHIBIT 10.20

                              CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") is effective as of December 15, 2000 (the "Effective Date"), and is entered into by and between CancerVax Corporation, a Delaware corporation (the "Company"), and Donald L. Morton, MD, an individual ("Consultant").

         This Agreement supercedes and replaces that certain Consulting Agreement, dated December 15, 2000, by and among the Company and the Consultant.

                                    RECITALS

         A. Consultant possesses special skills, knowledge and qualifications beneficial to the business of the Company.

         B. Prior hereto, Consultant and his affiliated entities have contributed certain technology to the Company in exchange for capital stock of the Company.

         C. The parties hereto desire to enter into an agreement under which Consultant will provide services to the Company.

         D. The parties intend that Consultant shall be an independent contractor with and to the Company under this Agreement and not an employee of the Company.

         E. Company acknowledges that Consultant is a full-time employee of the John Wayne Cancer Institute ("JWCI") and Consultant and Company are bound by the JWCI's Uniform Consulting Provisions which are attached hereto as Exhibit A (the "Uniform Consulting Provisions") and incorporated herein by specific reference.

         F. The Prior Agreement provides that an amendment or modification must be signed in writing by the party against whom the enforcement of any such amendment or modification is sought.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Engagement and Term. The Company hereby engages Consultant to provide services, and Consultant accepts such engagement, upon the terms and conditions set forth herein for a term commencing on the date hereof and terminating on the fourth anniversary hereof unless such engagement is sooner terminated as hereinafter provided.

         2. Duties. Consultant shall (a) provide consulting services for the Company to pursue, develop, license and commercialize all aspects of the Company's products and technology, (b) consult on all medical and technical matters requested by the Company, (c) serve as the

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Chairman of the Company's Scientific Advisory Board, and (d) perform such other duties pertaining to the Company's business as the Company may reasonably request from time to time, including, without limitation, participating in presentations of the Company's products and technology to potential strategic partners, investors and other parties. Such services may include, from time to time, written reports on particular matters the Company may reasonably request.

         3. Nature of Services. Consultant shall perform diligently and to the best of Consultant's talents, skills and expertise, all of the services which Consultant is required to perform under this Agreement and shall devote, or be available to devote, such time to the performance of these duties as may be necessary therefor, but not more than thirty three (33) business days during any twelve month period without the prior written agreement of the parties, which agreement will address additional compensation for Consultant and any additional terms and will be consistent with Consultant's employment with JWCI and the Uniform Consulting Provisions. Consultant shall not delegate the performance of any such services to any other person, firm or corporation without the prior written consent of the Company, which consent the Company may grant or withhold in its sole and absolute discretion. Subject to the foregoing and the provisions of Section 7, Consultant shall have the right to engage in any other gainful activities, ventures and businesses. Consultant will provide the services at times and places that are mutually convenient to Consultant and to the Company. Consultant will make a reasonable effort to attend scheduled meetings of the Company's Scientific Advisory Board.

         The Company shall have the right, at any time and from time to time, to hire any other person, firm or entity to provide all or any portion of the services which Consultant has agreed to provide to the Company hereunder. Whether or not the Company has hired any such other person, firm or entity, the Company may, by notice to Consultant, in its sole and absolute discretion and from time to time, cause Consultant to cease providing any one or more services hereunder and/or withdraw and/or change any request for services theretofore made by the Company to Consultant.

         4. Compensation. For the term of this Agreement, the Company shall pay to Consultant and Consultant shall accept as payment in full for all obligations hereunder and services rendered by Consultant to the Company hereunder a consulting fee (the "Consulting Fee") equal to One Hundred Fifty Thousand Dollars ($150,000) per annum, payable monthly in arrears on the last day of each calendar month. For the avoidance of doubt, Consultant shall be entitled to the Consulting Fee if he is able to perform the obligations and services hereunder even though the Company does not assign Consultant sufficient services to perform during the term of this Agreement.

         5. Reimbursement of Expenses. The Company shall reimburse Consultant for all out-of-pocket expenses authorized by the Chief Executive Officer of the Company and incurred by Consultant in the performance of Consultant's duties hereunder, provided Consultant provides the Company, in accordance with the Company's policies, reasonable documentation or substantiation of such expenses.

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         6. Confidential Information and Inventions.

                  (a) Consultant recognizes and acknowledges that during the course of Consultant's engagement by the Company, Consultant shall have access to Confidential Information. "Confidential Information" means all material or information not publicly known outside the Company and received or learned by Consultant in the course of providing services hereunder or in serving as a director, officer, member of the Scientific Advisory Board, employee, agent or consultant with the Company prior to or after the date of this Agreement, including, without limitation, any such material or information which relates to any of the Company's products, services, technologies or any phase of its operations, business or financial affairs or which was created for the Company by Consultant hereunder. Confidential Information includes, but is not limited to, the following types of materials and information (whether or not reduced to writing): biological or chemical samples or materials, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, test results, trial results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers' identities, characteristics and agreements, financial information and projections and employee files. Confidential Information also includes any materials or information which the Company obtains from another party and which the Company treats and/or has an obligation to treat as confidential or designates as Confidential Information, whether or not owned or developed by the Company. Confidential Information shall not include any information which is or becomes (A) generally available to the public other than as a result of disclosure by Consultant in violation of any agreement with the Company or (B) generally known in the industry in which the Company is or may become involved other than as a result of disclosure by Consultant in violation of any agreement with the Company. (The term "Company," as used in this Section 6, means not only CancerVax Corporation, but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with CancerVax Corporation.)

                  (b) Both during the term hereof and at all times thereafter, all Confidential Information which Consultant now possesses, obtains during or after the term hereof, or creates in the course of providing services to the Company prior to the end of the term hereof will be held confidential by Consultant, and Consultant will not (nor will Consultant assist any other person to do so), directly or indirectly, (i) reveal, report, publish or disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (other than in the course of carrying out Consultant's duties hereunder or as expressly authorized by the Company) or (ii) use such Confidential Information except for the benefit of the Company and in the course of Consultant's engagement by the Company; provided, however that the foregoing will not apply to the extent Consultant is required to disclose any Confidential Information by applicable law or legal process so long as Consultant promptly notifies the Company of such pending disclosure and consults with the Company prior to such disclosure concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information. In addition, Consultant shall comply with (I) any additional confidentiality, non-disclosure and non-use requirements imposed upon the Company in connection with receiving Confidential Information from third parties if Consultant is notified of such additional obligations and
(II) the confidentiality, non-disclosure, and non-use requirements imposed upon JWCI, Consultant, and Cancer Diagnostic Labs, Inc. ("CDL") under the Cross-License Agreement dated July 24, 1998, between JWCI and the Company (as assignee) (the "JWCI Cross-License"), the Contribution of Technology and Exchange Agreement dated as of the date hereof between Consultant and the Company, and the Agreement dated July 31, 2000, between CDL and the Company, with respect to the materials and information licensed or assigned to the Company thereunder and, with respect to the JWCI Cross-License Agreement, licensed to JWCI by the Company. The Company acknowledges that (A) Consultant, in connection with his full-time employment with JWCI, is the named investigator on certain government grants and may be an investigator on future grants and (B) data and information resulting from such government grants must be disclosed to the sponsoring government agency and regulatory agencies and may be published, subject to the JWCI Cross-License Agreement.

                  (c) Any designs, concepts, techniques, inventions, discoveries, devices, processes, materials (biological, chemical or otherwise), drawings, works of authorship, methods and formulas, together with any improvements thereon or thereto, derivative works therefrom and know-how related thereto, whether or not patentable or protectable by copyright, whether or not reduced to practice, and whether or not fixed in a tangible medium of expression, that are, in whole or in part, conceived, made or reduced to practice by Consultant (either solely or in conjunction with others) during the rendering of the services to be performed hereunder ("Inventions") will belong exclusively to the Company and will be deemed part of the Confidential Information for purposes of this Agreement.

                           (i)      Without limiting the foregoing, any such
Inventions will be deemed to be "works made for hire" and the Company will be deemed to be the owner thereof, provided that in the event and to the extent such works are determined not to constitute "works made for hire" as a matter of law, Consultant hereby irrevocably assigns and transfers to the Company all right, title and interest in and to any such Inventions, including but not limited to all related patents and copyrights and all applications therefor and filings and notification with respect thereto.

                           (ii)     Consultant will attempt to keep and maintain
adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all Inventions made by Consultant during the term hereof or thereafter (the rights to which, in whole or in part, belong to or have been assigned to the Company pursuant to the provisions of this Section 6), which records will be available at all times to the Company and will remain the sole property of the Company. In the event that
(A) any Invention is made, conceived of or reduced to practice by Consultant, either solely or in conjunction with others, during the term hereof, or (B) any Invention is made, conceived of or reduced to practice by Consultant after the term hereof which belongs exclusively to the Company pursuant to the provisions of this Section 6, Consultant will promptly give notice and fully disclose in writing such Invention to the Chief Executive Officer.

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                           (iii)    Consultant will assist the Company, during
and subsequent to the term of this Agreement, to obtain, defend, maintain and enforce for the Company's benefit, patents and copyrights in any country for any and all Inventions, in whole or in part, the rights to which belong to or have been assigned to the Company pursuant to the provisions of this Section 6. Consultant will be paid at a reasonable consulting rate (e.g., $3,500 per day or $425 per hour) for such assistance if it is rendered after the term of this Agreement or, during the term of this Agreement, to the extent such assistance, when added to the other services to be performed by Consultant for the Company hereunder exceeds the amount of days of service Consultant may be requested to provide pursuant to Section 3. Consultant agrees to execute all applications, assignments, instruments and papers and perform all acts as the Company or its counsel may reasonably deem necessary or desirable to obtain any patents or copyrights in such Inventions and otherwise to defend, maintain or enforce the interests of the Company therein. The Company understands the significant demands on Consultant's time due to other responsibilities and will endeavor to keep its requirements under this Section 6(c)(iii) to a minimum. In the event the Company is unable to secure Consultant's signature on any document necessary to apply for, prosecute, obtain, defend, maintain or enforce any patent, copyright, or other right or protection relating to any such Invention, whether due to mental or physical incapacity or any other cause, Consultant hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Consultant's agents and attorney-in-fact, to act for and in Consultant's behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, maintenance, defense, and enforcement of patents, copyrights, or other right or protections with the same force and effect as if executed and delivered by Consultant.

                  (d) All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information (including information relating to all Inventions which belong exclusively to the Company pursuant to the provisions of this Section 6) made or compiled by Consultant or made available to Consultant during or after the term hereof shall be the Company's property, shall be kept confidential in accordance with the provisions of this Section 6 and shall be delivered to the Company at any time on request and in any event upon the termination of Consultant's engagement by the Company for any reason.

         7. Noncompetition. Except as otherwise agreed between the parties in writing and for so long as Consultant is obligated to provide consulting services for the Company hereunder, Consultant shall not (a) engage or own any interest in any for-profit activities, ventures or businesses ("Business") which directly or indirectly conflict or compete with, or are substantially similar to, the Company's field of business, which is and shall deemed to be the use of immunotherapy or immunomodulation through the use of vaccines, antibodies, peptides, nucleotides or any other biological materials to treat or prevent cancer (the "Field"), or (b) commit any other act or assist others to commit any other act with the intent to, or which could be expected to, injure the business of the Company. Notwithstanding the foregoing, Consultant may (i) own up to 5% of the outstanding stock of any publicly traded company or mutual fund or outstanding stock of any private company if the stock was acquired by Consultant as an investor in a venture capital financing, (ii) engage in the practice of medicine, (iii) in his capacity as a physician, treat patients and (iv) serve as a principal investigator at a non-profit research institution or academic institution, including JWCI, for a clinical trial in the Field if Consultant and the institution disclose basic information about the proposed clinical trial (e.g. identity of Business, type of product, and the particular patient population to be included in the clinical trial) in advance to the Company and if, with respect to a clinical trial that is to be funded by a Business with rights to resulting technology or information or that is for a product, process or method being developed, sold or controlled by a Business, the Company has given its consent to such service as a principal investigator for such clinical trial, which consent shall not be unreasonably withheld or delayed. Otherwise, Consultant shall not serve as a principal investigator for such a clinical trial in the Field which could lead to a commercial product, process or method. If Consultant or the institution dispute the reasonableness of the Company withholding such consent, the question of reasonableness shall be settled by arbitration in accordance with Section 19.

                  The parties understand and recognize that (I) Consultant is a world-recognized cancer surgeon who is employed by and affiliated with JWCI,
(II) Consultant has an interest (fiduciary or otherwise) in the Company and its success in its business endeavors as a founder, major stockholder, director, chairman of the Scientific Advisory Board, and consultant to the Company and currently has, and will have in the future, access to the Company's confidential information, technology and business plans, (III) Consultant and his affiliated, for-profit entities are assignors or transferors to the Company of the current core assets and technologies of the Company and are subject to certain obligations in connection therewith, and (IV) the Company does not want to inhibit Consultant's practice of medicine or to unreasonably inhibit his service to the non-profit research and development activities of JWCI or other non-profit research institutions or academic institutions with which Consultant may become affiliated.

         8. Solicitation of Employees. For so long as Consultant is obligated to provide consulting services for the Company hereunder and for an additional period of one year thereafter (collectively, the "Restricted Period"), Consultant shall not directly or indirectly solicit or encourage any employee of the Company to leave the employ of the Company.

         9. Solicitation of Consultants. Consultant shall not, during the Restricted Period, directly or indirectly, solicit or encourage (a) any consultant to the Company to cease or reduce the consultant's services or relationship with the Company or (b) any former consultant to the Company not to provide future services to the Company.

         10. Solicitation of Suppliers/Customers. Consultant shall not, during the Restricted Period, directly or indirectly, solicit or encourage any strategic partners, customers, suppliers or vendors to terminate or reduce their relationship with the Company or not to enter into any business or relationship with the Company.

         11. Use of Company Name. Consultant shall not make any written use of or reference to the Company's name for any marketing, public relations, advertising, display or other business purpose or make any use of the Company's facilities for any activity unrelated to the express business purposes and interests of the Company under this Agreement without the prior written consent of the Company, which consent may be granted or withheld in the Company's sole and absolute discretion.

         12. Restrictive Covenants; Survival. Consultant agrees that the obligations, covenants and agreements of Consultant and the rights of the Company set forth in Sections 6, 7, 8, 9, 10, 11 and 17 (the "Restrictive Covenants") shall survive any termination or expiration of this Agreement. In addition, any accrued obligations and the provisions of Sections 13, 14, 15, 19, 20, 21, 22, 23 (last sentence), 29 and 30 shall survive any termination or expiration of this Agreement.

         13. Rights and Remedies Upon Breach. If Consultant breaches or threatens to commit a breach of any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage, such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity, and it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company.

         14. Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         15. Enforceability in Jurisdictions. The Company and Consultant intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Consultant that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         16. Termination. In addition to any other termination provisions contained herein, this Agreement shall be terminated:

                  (a) at the election of Consultant for Good Reason, or the Company for Cause;

                  (b) upon the death or Permanent Disability of Consultant; or

                  (c) sixty (60) days after the Company has given written notice to Consultant that the Company's Board of Directors has determined by unanimous vote (with Consultant abstaining) that this Agreement shall be terminated without Cause; provided however, that Consultant shall be entitled to continue to receive the payments set forth in Section 4 through the end of the normal term of this Agreement if this Agreement is terminated pursuant to this Section 16 (c).

         Upon termination of this Agreement, Consultant shall not be obligated to render any additional services to the Company and, subject to Section 16(c) above, the Company shall not be obligated to make any additional payments to Consultant, whether in the form of Consulting Fees or otherwise; provided, however, that the Company shall pay Consultant for any uncompensated services heretofore rendered by Consultant and, in accordance with Section 5, for any unreimbursed out-of-pocket expenses incurred prior to termination.

                  For purposes of this Section 16, "Cause" shall mean any material breach by Consultant of his obligations to the Company under this Agreement and the failure of Consultant to cure such breach within fifteen (15) days after receipt of written notice from the Company.

                  For purposes of this Section 16, "Good Reason" shall mean:

                  (i) any material breach by the Company of its obligations to Consultant under this Agreement and the failure of the Company to cure such breach within fifteen (15) days after receipt of written notice from Consultant; or

                  (ii) there has been a Change of Control of the Company and Consultant has given written notice to the Company within ninety (90) days after such Change of Control that Consultant is electing to terminate this Agreement, which termination shall be effective sixty (60) days from the date such notice is given unless the Company requests in writing an earlier termination date.

                  For purposes of this Section 16, "Permanent Disability" shall mean a determination of Permanent Disability under the Stockholders' Agreement dated as of the date hereof among the Company, Consultant, OncoVac, Inc., investors in the Company and JWCI.

                  For purposes of this Section 16, "Change of Control" means consummation of either (a) a merger or consolidation of the Company with or into any other entity or person, or (b) a sale, lease, exchange, or other transfer in one transaction or series of related transactions of all or substantially all of the Company's outstanding securities or all or substantially all of the Company's assets; provided, however, that a Change of Control shall not include a Related Party Transaction. "Related Party Transaction" means (i) a merger or consolidation of the Company in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the voting securities in the Successor Entity immediately after the merger or consolidation, (ii) a sale, lease, exchange, or other transaction in one transaction or a series of related transactions, of all or substantially all of the Company's assets to a wholly owned subsidiary entity, (iii) a reincorporation of the Company, or (iv) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company's securities immediately before such transaction. "Successor Entity" means the surviving entity, the successor entity, or its parent entity, as applicable.

         17. Return of the Company's Property. If this Agreement is terminated for any of the foregoing reasons, the Company shall have the right, at its option, to require Consultant to vacate Consultant's offices, if any, on the Company's premises prior to the effective date of termination and to cease all activities on the Company's behalf. Upon the termination or expiration of this Agreement, Consultant shall immediately surrender to the Company all notes, data, sketches, drawings, manuals, documents, records, databases, programs, computer diskettes, printouts, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information, and all lists, books and records of, or in connection with, the Company's business, and all other property belonging to the Company, it being distinctly understood that all such items are the property of the Company.

         18. No Conflicting Agreements. Consultant represents and warrants to the Company that, except as provided below, there are no agreements, commitments or relationships to which Consultant is a party which would prevent Consultant's timely and complete performance of the terms and conditions of this Agreement, and Consultant shall not enter into any such agreement, commitment or relationship during the term of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company acknowledges that since 1991 Consultant has been an employee and officer of JWCI, a nonprofit public benefit corporation engaged in various aspects of oncology research, development and education, and although Consultant is not currently functioning as either an officer or a member of the board of directors of JWCI, Consultant is expected to return to such duties in the future. Consultant has disclosed to the Company the relevant terms and conditions of his employment with JWCI, including those terms and conditions which relate to conflicts of interest and ownership and assignment of intellectual property rights. As required under the terms of his written agreements with JWCI, Consultant has also disclosed to JWCI his indirect equity interest in and consulting relationship with the Company and has received JWCI's written acknowledgement thereof in the form attached hereto as Exhibit B.

         19. Arbitration. Except for action by the Company pursuant to Sections 13 and 15 or any injunctive relief sought by a party, any dispute or controversy arising under this Agreement or concerning Consultant's engagement by the Company (including, without limitation, any controversy as to the arbitrability of any dispute) shall be settled exclusively by arbitration to be held in Los Angeles, California, before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, provided the dispute or controversy has first been identified in writing from one party to the other party, together with a proposed resolution of the dispute or controversy, and the parties have, after good faith efforts, not resolved the dispute or controversy within twenty (20) days of such notice or not agreed to extend the time period in which to seek good faith resolution. Discovery shall be permitted to the same extent as in a proceeding under the Federal Rules of Civil Procedure, including (without limitation) such discovery as is specifically authorized by section 1283.05 of the California Code of Civil Procedure, without need of prior leave of the arbitrator under section 1283.05(e) of such Code. The arbitrator shall issue a written arbitration award that sets forth the essential findings and conclusions on which the award is based and such award shall be subject to judicial review sufficient to ensure that the arbitrator complies with applicable law. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties consent to the jurisdiction of the Los Angeles courts for that purpose. All fees and expenses of the arbitrator and such Association shall be paid by the Company.

         20. Indemnification. Company shall indemnify, defend and hold harmless the Consultant, to the full extent permitted by law, from and against any and all claims, demands, liabilities, losses, expenses, costs, obligations, recoveries or damages of any nature whatsoever, initiated by third parties, whether accrued, absolute, contingent or otherwise, including without limitation court costs and attorneys' fees (whether or not suit is filed), arising by reason of the fact that Consultant is or was a consultant of the Company, where the basis of any such claim or demand is alleged action by Consultant in an official capacity as such consultant of the Company; provided, however, that the Company shall not indemnify, defend or hold harmless the Consultant for any willful tortious conduct of the Consultant.

         21. Notices. All notices, requests and other communications of any kind which either party hereto may be required or desires to serve upon the other party under the terms of this Agreement shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by telecopy or mailed first class, postage prepaid by certified mail, return receipt requested, in all cases addressed to:

                  If to Consultant:     Dr. Donald Morton
                                        1374 Bella Oceana Vista
                                        Pacific Palisades, CA 90630
                                        Fax No. (310) 582-7185

                  If to the Company:    CancerVax Corporation
                                        P. O. Box 5620 Paseo Del Norte #127-541
                                        Carlsbad, CA 92008
                                        Fax No. (858) 756-3567
                                        Attention: Chief Executive Officer

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery to the address set forth above. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

         22. Attorneys' Fees. In the event of any action, proceeding or arbitration between the parties hereto to enforce any provision or right hereunder, the unsuccessful party to such action or proceeding shall pay the successful party all costs and expenses, including but not limited to, actual attorneys' fees incurred therein by such successful party, which cost, expenses and attorneys' fees shall be included in and as a part of any judgment or award rendered in such action or proceeding.

         23. Relationship and Authority. The relationship between the Company and Consultant intended to be created by this Agreement is that of client and independent contractor, and nothing herein contained shall be construed as creating a relationship of employer and employee or principal and agent between them. Consultant shall neither act nor make any representation that Consultant is authorized to act as an employee, agent or officer of the Company. Consultant shall have no authority to bind the Company in his capacity as a consultant to the Company. The Company will not make deductions for taxes from any amounts payable to Consultant hereunder. Consultant shall be responsible for and shall pay all taxes related to the receipt of payments hereunder. In the event the Internal Revenue Service or other taxing authority shall seek to collect withholding taxes (or penalties or interest related thereto) from the Company, Consultant shall give reasonable proof and supporting documents, if reasonably requested, to verify the payment by Consultant of amounts related to such taxes.

         24. Assignment. The services to be rendered and the duties to be performed by Consultant hereunder are of a unique and personal nature. Nothing contained in this Agreement shall be construed to permit the assignment by Consultant of any right or obligation under this Agreement and any such assignment is expressly prohibited without the prior written consent of the Company, which may be granted or withheld in the Company's sole and absolute discretion. The Company shall have the right to assign its rights and obligations under this Agreement in connection with a merger, consolidation or reorganization of the Company or to a purchaser or transferee of all or substantially all of its assets that relate to the Field.

         25. Section Headings. The headings of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not a part hereof and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         26. Entire Agreement. This Agreement (including any exhibits hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto are intended to embody the final, complete and exclusive agreement among the parties with respect to the subject matter hereof, are intended to supersede all prior and contemporaneous agreements, understandings and representations written or oral, with respect thereto, and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

         27. Engagement at Will. Any continuance of Consultant's engagement by the Company and Consultant after the expiration of the term of this Agreement shall be deemed an engagement at will and shall be subject to termination with or without cause by either Company or Consultant upon delivery of notice thereof to the other party. In all other respects, any such continuance of engagement shall be upon the terms and conditions as set forth herein or as otherwise mutually agreed upon by the parties hereto.

         28. Waiver; Modification. No provision of this Agreement may be amended, modified or waived except by an agreement in writing signed by the party against whom the enforcement of any such waiver, amendment or modification is sought.

         29. Severability. The provisions of this Agreement are severable, and in the event that any provision is declared invalid, this Agreement shall be interpreted as if such invalid provision were not contained herein.

         30. Applicable Law and Venue. This Agreement shall constitute a contract under the laws of the State of California and shall be governed and construed in accordance with the laws of said State and without regard to the conflicts of laws principles thereof. Subject to the provisions of Section 19, and except as provided in Section 15, any action or proceeding brought hereunder shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereto hereby waiving any claim or defense that such forum in not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner authorized by California law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

         31. Further Assurances. The Company and Consultant shall, whenever and as often as reasonably requested to do so by the other party, execute, acknowledge and deliver or cause to be executed, acknowledged or delivered, any and all agreements and instruments as may be necessary, expedient or proper in the opinion of the requesting party to carry out the intent and purposes of this Agreement.

         32. Gender; Tense; etc. Where the context or construction herein requires, all words applied in the plural shall be deemed to include the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tenses, and vice versa.

         33. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         34. Amendment and Restatement of Prior Agreement. As of the Effective Date, this Agreement hereby amends, restates and completely supersedes the Prior Agreement and, except as otherwise set forth herein, such agreement shall be terminated, void and of no further effect as of the Effective Date.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the day and year first set forth above.

                                      CancerVax Corporation,
                                      a Delaware corporation

                                      By: /s/ David F. Hale
                                          --------------------------------------
                                      Name:  David F. Hale
                                      Title: Chief Executive Officer

                                           /s/ Donald L. Mortn
                                      ------------------------------------------
                                      Dr. Donald L. Morton

                    [SIGNATURE PAGE TO CONSULTING AGREEMENT]

                                    EXHIBIT A

                         THE JOHN WAYNE CANCER INSTITUTE
                          UNIFORM CONSULTING PROVISIONS

1. All arrangements and agreements in which a member of the staff of the John Wayne Cancer Institute (hereinafter "JWCI") provides consulting services to any profit making or commercial organization (hereinafter the "Company") shall refer to these Uniform Consulting Agreement Provisions by specific reference and attaching same to the agreement or include same verbatim in the agreement. No such agreement shall be of any force or effect unless it is subject to these provisions and is approved in writing by the Director of Technology Transfer of the John Wayne Cancer Institute.

2. JWCI staff members shall spend no more that a total of twenty percent of their professional effort in consulting services for all Companies. Consulting agreements shall specify the amount of time to be expended in consulting for the Company. Consulting fees shall be paid directly to the consultant. Such consulting services shall not involve any research or laboratory work at the facilities of JWCI.

3. Neither the name nor reputation of JWCI or the John Wayne name or image shall be publicized or exploited directly or indirectly by the Company. The Company and the consultant shall hold JWCI and their officers, directors and employees harmless from all claims, charges, damages and judgments arising from consulting services and shall indemnify JWCI for costs, direct or indirect, of defending any action arising from the consulting agreement or services performed thereunder. Neither the Company nor the consultant shall use any services, personnel, facilities or equipment of JWCI in performing consulting services.

4. Consultant's rights, title and interest in inventions, discoveries and developments arising from Company funded consulting services made solely or jointly with Company employees or agents may be assigned to the Company, so long as the provisions in section 5 below are not applicable.

5. The Company shall not obtain any rights in or respecting any invention, discovery or development of the consultant which: (i) had been (a) conceived, (b) reduced to practice, (c) published, or (d) submitted for publication, by the consultant before the effective date of the consulting agreement; or (ii) had been at any time conceived or reduced to practice independent of consulting services performed hereafter; or
         (iii) relates to work conducted within JWCI (but not to work for the Company outside of JWCI).

6. The Company shall have no rights or interests in any of the inventions, discoveries, developments, improvements or products which may arise from the research or other scientific work performed by the consultant outside the scope of the consulting agreement or performed by other scientists of JWCI, except as provided in agreements between the Company and JWCI. Further, it is understood that the consultant shall not disclose to the Company any such research or other scientific work to the extent that any such disclosure might impair the patent rights or the proprietary rights of JWCI or other third parties, except as provided in agreements between the Company and either JWCI or the other third parties.

7. Determination of inventorship, conception, and reduction to practice shall be determined by counsel for JWCI and counsel for the Company according to the patent laws of the United States.

8. Except for information governed by any agreements between or among JWCI, the Company and/or the consultant, nothing in the consulting agreement shall limit or be construed to limit the right of consultant or JWCI to use or publish information which (a) was in the public domain before the consulting services were performed, (b) was known to consultant or JWCI, respectively, before the consulting services were performed, (c) was developed or acquired independently of the Company or JWCI, or (d) becomes public knowledge without breach by consultant of any obligations of confidence to Company or JWCI.

9. Upon termination of consulting services, the consultant shall, if requested by the Company, leave all notes and records of his/her consulting services with the Company, but shall be entitled to retain one copy thereof for archival purposes, subject to any obligations of confidence to the Company.

10. If under the consulting agreement the Company calls upon the consultant to testify in any expert capacity, in Court, depositions or otherwise, the Company shall pay consultant a reasonable and customary fee for all time spent in preparing for and giving such testimony.

11. The consulting agreement and these provisions shall be construed and enforced in accordance with the laws of the State of California and the United States patent laws.

         Effective as of December 15, 2000.

                  ACCEPTED:

                  Company

                                    By: /s/ David F. Hale
                                        ----------------------------------------
                                    Name:  David F. Hale
                                    Title: President and CEO

         Consultant

                                       /s/ Donald L. Morton
                                       -----------------------------------------
                                    Donald L. Morton, M.D.

                  The John Wayne Cancer Institute

                                    By:_________________________________________
                                    Name:_______________________________________
                                    Title:______________________________________

                                    By:_________________________________________
                                    Name:_______________________________________
                                    Title:______________________________________

                                    EXHIBIT B

                                 ACKNOWLEDGMENT

         In accordance with that certain Consulting Agreement by and between Donald L. Morton, M.D. ("Consultant") and CancerVax Corporation, a Delaware corporation (the "Company"), of even date herewith (the "Agreement"), and notwithstanding anything to the contrary in that certain Employee Confidentiality and Intellectual Property Policy Agreement by and between John Wayne Cancer Institute ("JWCI") and Consultant dated November 22, 1999 (the "I.P. Agreement") and that certain Employment Agreement by and between JWCI and Consultant undated (the "Employment Agreement"), JWCI, as a stockholder of the Company and in order to induce the Company to enter into the Agreement with Consultant, hereby acknowledges and agree that Consultant shall be permitted to perform the duties and comply with the terms of the Agreement. JWCI further acknowledges and agrees hereby that (a) Consultant's rights, title and interest in Inventions (as defined in the Agreement) which result from consulting services performed for the Company under the Agreement have been assigned to the Company in accordance with Section 4 of the Uniform Consulting Provisions attached as Exhibit A to the Agreement and (b) the disclosure and handling of approval of clinical trials in the Field (as defined in Section 7 of the Agreement) where Consultant is the principal investigator will be in accordance with Section 7 of the Agreement.

         Effective as of December 15, 2000.

CANCERVAX CORPORATION                          JOHN WAYNE CANCER INSTITUTE

By:_______________________________             By:______________________________
Name: David F. Hale                            Name:____________________________
Title: President & Chief Executive Officer     Title:___________________________

                                               By:  ____________________________
                                               Name:____________________________
                                               Title:___________________________